Exhibit 99.1

News media contact:	Investor contact:
Jessica Roy	Steve Elder
Wright Express	Wright Express
207.523.6763	207.523.7769
Jessica_Roy@wrightexpress.com	Steve_Elder@wrightexpress.com
Wright Express Reports Third-Quarter Financial Results
Demand for Fleet Card Solutions Drives Continued Growth
in Transaction Volume, Revenue and Adjusted Net Income
SOUTH PORTLAND, MAINE — November 7, 2006 — Wright Express Corporation (NYSE: WXS), a leading provider of payment processing and information management services to the U.S. commercial and government fleet industry, today reported preliminary selected financial results for the quarter ended September 30, 2006.
As previously announced, Wright Express will be filing an amended Form 10-K for 2005 and amendments to its subsequent 2006 Form 10-Qs to properly record increased goodwill and stockholders’ equity relating to its 2001 acquisition by Cendant Corporation. The Company is including results of operations for the third quarter of 2006 in this press release, which will not be affected by the restatement. However, the results of operations should be considered preliminary until the Form 10-Q for this period is filed. Wright Express is working to file corrected financial statements as soon as possible.
Highlights of Third-Quarter Results of Operations
Total revenue for the third quarter of 2006 increased 18% to $79.7 million from $67.4 million for the third quarter of 2005. Net income to common shareholders on a GAAP basis for the third quarter of 2006 was $34.4 million, or $0.83 per diluted share, compared with a loss of $6.2 million, or $0.15 per share, for the comparable quarter last year. On a non-GAAP basis, the Company’s adjusted net income for the third quarter of 2006 increased 19% to $16.0 million, or $0.39 per diluted share, from $13.4 million, or $0.33 per diluted share, for the year-earlier period.
Wright Express uses fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices. For the third quarter of 2006, the Company’s GAAP financial results include an unrealized $31.1 million pre-tax, non-cash, mark-to-market gain on these instruments. For the third quarter of 2005, the Company reported an unrealized pre-tax, non-cash, mark-to-market loss of $29.7 million. Exhibit 1 reconciles adjusted net income for the third quarters of 2006 and 2005, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP.
Management uses the non-GAAP measures presented within this news release to evaluate the Company’s performance on a comparable basis, to eliminate the volatility associated with its derivative instruments and to measure the amount of cash that is available for making scheduled payments on the Company’s financing debt and discretionary purposes. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for disclosure in accordance with GAAP.
Third-Quarter 2006 Performance Metrics
•	Average number of vehicles serviced increased 5% from the third quarter of 2005 to approximately 4.3 million.
•	Total fuel transactions processed increased 2% from the third quarter of 2005 to 61.8 million. Payment processing transactions increased 6% to 46.8 million, and transaction processing transactions decreased 9% to 15.0 million.
•	Average expenditure per payment processing transaction was up 14% to $57.95 from $50.72 for the same period last year.
•	Average retail fuel price increased 12% to $2.87 per gallon, from $2.57 per gallon for the third quarter a year ago.
•	Total MasterCard purchase volume grew 45% to $365.7 million, from $252.5 million for the comparable period in 2005.
•	Wright Express paid $8 million in principal on its term loan and line of credit during the third quarter of 2006.
Management Comments
“Wright Express again performed well this quarter,” said Michael Dubyak, president and chief executive officer. “Transaction volume and revenue were consistent with our expectations. Adjusted net income was higher than expected, reflecting a reduction in our tax provision, a larger positive mismatch on our fuel-price-related derivatives than expected, as well as increased business volume. It was another strong quarter for cash flow, which enabled us to continue paying down our financing debt.”
“Our transaction volume growth for the third quarter of 2006 reflected several factors affecting comparability with the year-earlier quarter,” said Dubyak. “We saw unusually high transaction volume in the third quarter last year due to the post-hurricane recovery efforts, and there were fewer business days in the third quarter of 2006. In addition, transaction volume was affected by the consolidation of station locations by major oil companies and the loss of a major customer earlier in 2006. Excluding these four factors, transaction volume would have grown between 7% and 9%.”

“We continued to see solid demand for fleet and corporate cards in the third quarter,” Dubyak said. “Our inside sales group set a record for new business, and outside sales exceeded its ambitious goals for the quarter. The number of small fleet vehicles serviced through the Wright Express universal product grew 21% from the third quarter of 2005, and the number of vehicles we serviced in large and medium-sized fleets was up 8%. Our heavy truck count grew 14%, and our MasterCard business continued to deliver strong growth.”
“We are optimistic about the fourth quarter and the year ahead,” Dubyak said. “Our derivatives strategy provides good earnings visibility into 2007, given that we have hedged approximately 90% of our fuel-price-related earnings exposure for the coming year, and we are three-quarters hedged for 2008. Our market position is strong, and we expect our competencies in technology, customer service, and sales and marketing to continue to drive solid organic growth. At the same time, it remains our practice to look at the marketplace for alliances, mergers or acquisitions that will enable us to leverage these competencies, and accelerate our long-term growth and/or enhance our strategic position.”
Financial Guidance
Wright Express Corporation is issuing financial guidance for the fourth quarter of 2006, as well as updating guidance for the full year. The Company’s guidance excludes the impact of non-cash, mark-to-market adjustments on the Company’s fuel-price-related derivative instruments. The fuel prices referenced below are based on the applicable NYMEX futures price:
•	For the fourth quarter of 2006, revenue in the range of $65 million to $70 million. This is based on an assumed average retail fuel price of $2.28 per gallon.
•	Fourth-quarter 2006 net income excluding unrealized gain or loss on derivative instruments in the range of $14 million to $15 million, or $0.33 to $0.36 per diluted share, based on approximately 41 million shares outstanding.
•	For the full year 2006, revenue in the range of $285 million to $290 million. This is based on an assumed average retail fuel price of $2.61 per gallon.
•	For the full year 2006, net income excluding unrealized gain or loss on derivative instruments in the range of $56 million to $57 million, or $1.36 to $1.39 per diluted share, based on approximately 41 million shares outstanding.
Conference Call Details
In conjunction with this announcement, Wright Express will host a conference call today, November 7, at 5:00 p.m. (ET) to discuss the Company’s third-quarter financial results and business outlook. To access this call by telephone, dial (800) 289-0730 or (913) 981-5509 (confirmation code: 4967401). A live webcast of this conference call will be available at the “Investor Relations” section of the Company’s website

(www.wrightexpress.com). A replay of the webcast will be available on the website for approximately three months.
About Wright Express
Wright Express is a leading provider of payment processing and information management services to the U.S. commercial and government vehicle fleet industry. Wright Express provides these services for approximately 300,000 commercial and government fleets containing 4.3 million vehicles. Wright Express markets these services directly as well as through more than 125 strategic relationships, and offers a MasterCard-branded corporate card. The Company employs more than 670 people and maintains its headquarters in South Portland, Maine. For more information about Wright Express, please visit http://www.wrightexpress.com.
This press release contains forward-looking statements, including statements regarding Wright Express Corporation’s: expectation that it will file amended Forms 10-K and 10-Q to properly record increased goodwill and stockholders’ equity; optimism for future results; expectation that its core competencies will drive solid organic growth; intention to look for alliances, mergers or acquisitions that leverage core competencies and accelerate long-term growth or enhance its strategic position; and expectations and guidance for fourth-quarter and full-year 2006 results.
These forward-looking statements include a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: volatility in fuel prices; fourth-quarter and full-year 2006 fueling patterns; the effect of the Company’s fuel-price-related derivative instruments; effects of competition; the potential loss of key strategic relationships; decreased demand for fuel and other vehicle products and services and the effects of general economic conditions on the commercial activity of fleets; the Company’s ability to rapidly implement new technology and systems; potential corporate transactions including alliances, mergers, acquisitions and divestitures; changes in interest rates and the other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission, including the annual report on Form 10-K filed on March 15, 2006, and the Company’s other periodic and current reports. Wright Express Corporation undertakes no obligation to update these forward-looking statements at any future date or dates.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
COMPREHENSIVE INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005

Revenues
Payment processing revenue	$59,256	$50,271	$163,905	$126,889
Transaction processing revenue	4,701	4,526	13,254	12,921
Account servicing revenue	6,098	5,868	17,939	17,279
Finance fees	6,157	4,143	16,638	10,390
Other	3,477	2,587	8,755	9,429

Total revenues	79,689	67,395	220,491	176,908

Expenses
Salary and other personnel	15,236	13,463	44,786	45,630
Service fees	3,313	3,045	9,730	9,592
Provision for credit losses	4,998	2,326	11,218	7,203
Technology leasing and support	2,076	2,270	5,873	6,446
Occupancy and equipment	1,547	1,569	4,842	4,443
Depreciation and amortization	2,734	2,526	7,940	7,182
Operating interest expense	6,911	4,139	17,560	9,592
Other	3,741	3,987	11,990	11,388

Total operating expenses	40,556	33,325	113,939	101,476

Operating income	39,133	34,070	106,552	75,432

Financing interest expense	(3,592)	(3,740)	(10,986)	(9,259)
Net realized and unrealized (losses) gains on derivative instruments	18,138	(38,450)	(9,849)	(79,994)

Income (loss) before income taxes	53,679	(8,120)	85,717	(13,821)
Provision (benefit) for income taxes	19,235	(1,935)	30,067	(4,147)

Net income (loss)	34,444	(6,185)	55,650	(9,674)

Change in net unrealized loss on available-for-sale securities, net of tax effect of $50 and $(12) in 2006 and $(22) and $(25) in 2005	99	(53)	(19)	(59)
Change in net unrealized gain on interest rate swaps, net of tax effect of $(169) and $(132) in 2006 and $262 and $270 in 2005	(334)	617	(286)	630

Comprehensive income (loss)	$34,209	$(5,621)	$55,345	$(9,103)

Earnings (loss) per share:
Basic	$0.85	$(0.15)	$1.38	$(0.24)
Diluted	$0.83	$(0.15)	$1.34	$(0.24)

Weighted average common shares outstanding:
Basic	40,362	40,194	40,313	40,189
Diluted	41,538	40,194	41,499	40,189

Exhibit 1
Wright Express Corporation
Reconciliation of Adjusted Net Income to GAAP Net Income
Third Quarter 2006
(in thousands)
(unaudited)

	Three months ended	Three months ended
	September 30, 2006	September 30, 2005

Adjusted net income	$15,960	$13,408
Non-cash, mark-to-market adjustments on derivative instruments	31,064	(29,745)
Tax impact	(12,580)	10,152

GAAP net income	$34,444	$(6,185)

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company’s reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the derivative instruments. Specifically, in addition to evaluating the Company’s performance on a GAAP basis, management evaluates the Company’s performance on a basis that excludes the above items because:
•	Exclusion of the non-cash, mark-to-market adjustments on derivative instruments helps management identify and assess trends in the Company’s underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price derivative contracts; and
•	The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate.
For the same reasons, Wright Express believes that adjusted net income may also be useful to investors as one means of evaluating the Company’s performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by Wright Express may not be comparable to similarly titled measures employed by other companies.